Filed pursuant to 424(b)(3)
Registration No. 333-133116

SUPPLEMENT NO. 1
DATED NOVEMBER 1, 2006
TO THE PROSPECTUS DATED OCTOBER 6, 2006
OF BEHRINGER HARVARD REIT I, INC.

This Supplement No. 1 supplements, and should be read in conjunction with, the prospectus of Behringer Harvard REIT I, Inc. dated October 6, 2006.  Unless otherwise defined in this Supplement No. 1, capitalized terms used in this Supplement No. 1 have the same meanings as set forth in the prospectus.

Status of the Offering

As of 5:30 p.m. CDT on October 20, 2006, we commenced this “best efforts” public offering of up to $2,475,000,000 in shares of our common stock, referred to herein as the “new offering,” in all jurisdictions except the Commonwealth of Pennsylvania.  We will not offer and sell shares of our common stock to Pennsylvania residents under the new offering until the Pennsylvania Securities Division has declared the new offering effective.

As of 5:30 p.m. CDT on October 20, 2006, we stopped offering and selling shares of our common stock under the follow-on public offering of 96,000,000 shares of our common stock, referred to herein as the “existing offering,” in all jurisdictions, except the Commonwealth of Pennsylvania.  We intend to continue offering and selling shares in the existing offering to residents of Pennsylvania until no later than February 11, 2007.

Suitability Standards

This section supplements the discussion contained in our prospectus under the heading “Suitability Standards,” which begins on page v of the prospectus.

Effective as of November 1, 2006, the requirement that a purchaser of our shares who is a resident of the State of California have a liquid net worth of at least ten times their investment in our shares is removed in its entirety. However, to invest in the new offering, residents of California must continue to have either (1) a liquid net worth of at least $225,000 or (2) gross annual income of $60,000 and a net worth of at least $60,000; provided, however, that such special suitability standards shall not be applicable to an individual (or a husband and wife) who, including the proposed purchase, has not purchased more than $2,500 worth of securities issued or proposed to be issued by us within the twelve months preceding the proposed sale.

Effective as of October 27, 2006, Michigan investors must have either (1) a net worth of at least $225,000 or (2) gross annual income of $60,000 and a net worth of at least $60,000.